Exhibit 8.1

New York	Paris
Northern California	Madrid
Washington DC	Hong Kong
São Paulo	Beijing
London	Tokyo

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

May 4, 2020

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of The Charles Schwab Corporation, a Delaware corporation (“Schwab”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Schwab and TD Ameritrade Holding Corporation, a Delaware corporation.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects. Further, the legal conclusions set forth under the section entitled “ —Tax Consequences of the Merger” relating to the material U.S. federal income tax consequences of the merger are (subject to the limitations, assumptions and qualifications described therein and herein) our opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

                         /s/ Davis Polk & Wardwell LLP